FIRST AMENDMENT TO
CARRIAGE SERVICES, INC.
SECOND AMENDED AND RESTATED
2006 LONG-TERM INCENTIVE PLAN

WHEREAS, Carriage Services, Inc. (“Carriage”) has heretofore adopted the Carriage Services, Inc. Second Amended and Restated 2006 Long-Term Incentive Plan (the “LTIP”);
WHEREAS, pursuant to Section 13.1 of the LTIP, the board of directors of Carriage may amend the LTIP at any time; and
WHEREAS, the Board has determined that it is in the best interests of Carriage to amend the LTIP in certain respects and that such amendments do not require the approval of Carriage’s stockholders.
NOW, THEREFORE, the LTIP shall be amended as follows effective as of March 3, 2014:
1.    Section 7.4 of the LTIP shall be deleted and the following shall be substituted therefor:
“7.4     Exercise of Options.
(a)     Subject to the terms and conditions of the Plan, Options shall be exercised by delivery of a written notice of exercise to Carriage, setting forth the number of whole shares of Common Stock with respect to which the Option is to be exercised, accompanied by full payment of the applicable exercise price for such shares.
(b)    The applicable exercise price of an Option shall be paid to Carriage in full in any combination of the following forms: (i) in cash (or an equivalent thereof acceptable to the Committee) or (ii) to the extent permitted by applicable law, in the sole discretion of the Committee and in accordance with any applicable administrative guidelines established by the Committee from time to time: (A) by tendering one or more previously acquired nonforfeitable, unrestricted shares of Common Stock having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price for the shares as to which such Option is being exercised so long as the shares being tendered have been held for at least the period of time necessary to avoid a charge to Carriage’s earnings for financial accounting purposes, (B) through a “cashless” exercise program established with a broker, (C) on a net-settlement basis with Carriage reducing the number of shares of Common Stock otherwise deliverable upon the exercise of such Option by a number of whole shares of Common Stock with an aggregate Fair Market Value at the time of exercise sufficient to cover the aggregate exercise price of such Option and the applicable tax withholding obligation, if any, with respect to the exercise of such Option or (D) in any other form of legal consideration that may be acceptable to the Committee or permitted under the applicable Award Agreement.

(c)     Notwithstanding any other provision of the Plan to the contrary, no Participant who is an Outside Director or an “executive officer” of Carriage within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Option granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from Carriage or an Affiliate (or a loan arranged by Carriage or an Affiliate) in violation of Section 13(k) of the Exchange Act.
(d)    As soon as reasonably practicable after receipt of written notification of exercise of an Option and full payment of the exercise price and satisfaction of all applicable tax withholding obligations with respect to such exercise, Carriage shall (i) deliver to the Participant, in the Participant’s name or the name of the Participant’s designee, a stock certificate or certificates in an appropriate aggregate amount based upon the number of shares of Common Stock purchased under such Option, or (ii) cause to be issued in the Participant’s name or the name of the Participant’s designee, in book-entry form, an appropriate number of shares of Common Stock based upon the number of shares purchased under such Option.”
2.    Except as expressly modified by this First Amendment, the terms of the LTIP shall remain in full force and effect and are hereby confirmed and ratified.

2